Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

of The Reserve Fund:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP

New York, New York

November 30, 2007